EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Mast Therapeutics, Inc. for the registration of its common stock and to the inclusion in this Registration Statement of our report dated March 10, 2011, with respect to our audit of the consolidated statements of operations and comprehensive income/(loss), stockholders’ equity (deficit) and cash flows of Mast Therapeutics, Inc. (formerly, ADVENTRX Pharmaceuticals, Inc.) and Subsidiaries (a development stage enterprise) for the period from January 1, 2002 through December 31, 2010.

/s/ CohnReznick LLP

San Diego, California

June 5, 2013